SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2007

NOVATEL WIRELESS, INC.

(Exact name of Registrant as specified in its charter)

COMMISSION FILE: 000-31659

DELAWARE	86-0824673
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

9645 Scranton Road, Suite 205

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 812-3400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 2, 2007, the Company entered into an employment agreement with Mr. Peter V. Leparulo, the Company’s Executive Chairman, covering an initial term of three years. Under the agreement, Mr. Leparulo will continue to serve as Executive Chairman of the Board and as the Company’s most senior officer. The following summary of the material terms of the agreement is qualified in its entirety by reference to the agreement itself which shall be filed as an Exhibit to the Company’s quarterly report on Form 10-Q for the period ended September 30, 2007. Capitalized terms used but not defined herein are defined in the agreement.

Salary and Bonus. Mr. Leparulo will receive an annual base salary of not less than $462,000, subject to annual review by the Compensation Committee of the Board promptly following the end of the Company’s fiscal year during the term of the agreement (the “Base Salary”). In addition, he is eligible to receive an annual cash performance incentive bonus (“Bonus”) payable in a single installment in an amount equal to at least 100% of his then applicable Base Salary based on the achievement of operational and other organizational milestones.

Long Term Incentives. The Company granted Mr. Leparulo 150,000 restricted stock units which, when vested, are convertible into shares of the Company’s common stock on a one-for-one basis. The Company also agreed to make annual equity grants to him, commencing in 2008, in amounts consistent with competitive pay practices generally and appropriate relative to awards made to other senior executives of the Company.

Payments and Benefits upon a Termination of Employment

(i) In the event that the Company terminates Mr. Leparulo’s employment without Cause, or Mr. Leparulo resigns his employment for Good Reason, he would be entitled to receive an amount equal to two times the sum of his Base Salary then in effect plus the greater of (a) the Bonus he would have received during such fiscal year but for such termination of employment, and (b) an amount equal to his Base Salary multiplied by the average bonus percentage applicable to the next three most senior officers of the Company. In addition, all Mr. Leparulo’s equity awards outstanding as of the date of such termination would vest in full and be immediately exercisable as provided in the agreement. He would also receive customary outplacement services, and the continuation of his health care benefits for a period of 2 years.

(ii) In the event that Mr. Leparulo’s employment is terminated (a) by the Company for Cause, (b) by Mr. Leparulo other than for Good Reason or, (c) due to Mr. Leparulo’s death or Disability, then Mr. Leparulo would generally receive only his Base Salary and pro-rated Bonus earned but unpaid through the effective date of such termination but, in the case of his death or Disability, he or his beneficiary would receive the Bonus amount for the full fiscal year of such event. Mr. Leparulo’s rights with respect to any equity awards outstanding at the time of such an employment termination would be governed by the terms and conditions of the applicable incentive plan.

(iii) In the event Mr. Leparulo’s employment is terminated (a) by the Company without Cause in anticipation of a Change in Control, or (b) by Mr. Leparulo prior to the first anniversary of a Change in Control, he would generally receive an amount equal to three times the sum of his Base Salary and applicable Bonus together with outplacement and continued health care coverage for a three year period. In addition, upon a Change in Control, all Mr. Leparulo’s then outstanding equity awards would vest in full and be immediately exercisable as provided in the agreement and without regard to whether his employment terminates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Novatel Wireless, Inc.

Date: November 5, 2007	By:	/s/ Catherine F. Ratcliffe
Catherine F. Ratcliffe
Senior V.P. Business Affairs and General Counsel